Exhibit 99.1

Immersion Corporation Reports First Quarter 2008 Financial Results

SAN JOSE, Calif.--(BUSINESS WIRE)--Immersion Corporation (NASDAQ:IMMR), a leading developer and licensor of touch feedback technology, today announced its first quarter 2008 financial results. Revenues were $8.2 million for the quarter ended March 31, 2008 or 27 percent higher when compared to revenues of $6.4 million for the first quarter of 2007.

Net loss for the first quarter was $(2.6) million compared to a net income of $115.8 million for the first quarter of 2007. Net income for the first quarter of 2007 included $134.9 million of litigation conclusions and patent license. Loss per share was $(0.08) for the quarter compared to $3.91 diluted earnings per share for the first quarter of 2007.

As of March 31, 2008, Immersion had cash, cash equivalents, and short-term investments totaling $140.0 million compared to $138.1 million as of December 31, 2007.

“I believe haptics is at a tipping point, fast becoming an imperative for the ideal intuitive user interface,” said Immersion president and CEO Clent Richardson. “I’m pleased and excited to be joining Immersion to take our products and technology to the next level of adoption and proliferation and, in so doing, deliver more value to our shareholders, customers, and end users. We are adding high quality, experienced sales, marketing, and support people to further our plans for international growth and to help our customers around the world take advantage of and quickly implement haptics in their new products.”

Immersion will host a conference call with company management on Thursday, May 1, 2008 from 5:00 to 6:00 p.m. Eastern time to discuss operating results for the first quarter ended March 31, 2008. To listen to the call, dial +1 800.374.2366 approximately five minutes prior to the start of the call and enter confirmation number 29315507. The call will be archived and available for replay until May 8, 2008 by dialing +1 800.642.1687 and entering confirmation number 29315507. The call will also be simulcast on the Internet through Immersion Corporation’s Web site, http://www.immersion.com. An audio replay of the call will be archived and available at www.immersion.com for replay until May 1, 2009.

About Immersion (www.immersion.com)

Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion’s advanced touch feedback technology (www.immersion.com/corporate/products/), electronic user interfaces can be made more productive, compelling, entertaining, or safer. Immersion’s technology is deployed across automotive, entertainment, industrial controls, medical training, mobility, and three-dimensional simulation markets. Immersion’s patent portfolio includes over 700 issued or pending patents in the U.S. and other countries.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, profitability targets or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; any statements regarding consumer or market acceptance of touch feedback products in general; future development of force feedback products; proposed products or services; any statements regarding future economic conditions or performance; and statements of belief or assumptions underlying any of the foregoing. Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include but are not limited to delay in or failure to achieve commercial demand for Immersion’s expanded technology offerings; a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments; and risks and uncertainties associated with ongoing and prospective litigation.

For a more detailed discussion of these factors and other factors that could cause Immersion’s actual results to vary materially, interested parties should review the risk factors listed in Immersion’s most current Form 10-K, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion and the Immersion logo are trademarks of Immersion Corporation in the U.S. and other countries.

Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2008	2007
		(1)
Revenues:
Royalty and license	$3,461	$2,211
Product sales	3,851	3,590
Development contracts and other	843	613
Total revenues	8,155	6,414

Costs and expenses:
Cost of product sales (exclusive of amortization of intangibles shown separately below)
	2,086	1,543
Sales and marketing	3,442	2,703
Research and development	3,229	2,543
General and administrative	4,263	3,259
Amortization of intangibles	235	254
Litigation conclusions and patent license	-	(134,900)
Total costs and expenses	13,255	(124,598)

Operating income (loss)	(5,100)	131,012
Interest and other income (expense), net	1,507	(45)

Income (loss) before provision for income taxes	(3,593)	130,967

Benefit (provision) for income taxes	1,008	(15,129)

Net income (loss)	$(2,585)	$115,838

Basic net income (loss) per share	$(0.08)	$4.57

Shares used in calculating basic net income (loss) per share	30,478	25,343

Fully diluted net income (loss) per share	$(0.08)	$3.91

Shares used in calculating fully diluted net income (loss) per share	30,478	29,677

(1) Restated to increase income tax provision by $6.6 million

Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$137,981	$86,493
Short-term investments	2,034	51,619
Accounts receivable, net	3,281	5,494
Inventories, net	4,042	3,674
Deferred income taxes	3,620	3,351
Prepaid expenses and other current assets	4,271	3,036
Total current assets	155,229	153,667

Property and equipment, net	2,124	2,112
Deferred tax assets, net	4,013	4,031
Intangibles and other assets, net	8,834	8,558

TOTAL ASSETS	$170,200	$168,368

LIABILITIES
Accounts payable	$2,196	$1,657
Accrued compensation	2,151	1,828
Income taxes payable	15	534
Other accrued liabilities	2,285	2,095
Deferred revenue and customer advances	5,773	4,478
Total current liabilities	12,420	10,592

Long-term liabilities and deferred revenue	16,698	15,989
TOTAL LIABILITIES	29,118	26,581

STOCKHOLDERS’ EQUITY	141,082	141,787

TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$170,200	$168,368

(1) Derived from Immersion’s annual audited consolidated financial statements.

CONTACT:
Immersion Corporation
Stephen Ambler, +1 408-467-1900
invest@immersion.com